Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory contracts

Dow 30sm Premium & Dividend Income Fund Inc.
811-21708


We hereby incorporate by reference a new
Investment Advisory agreement, and a new Sub-
Advisory Agreement a form of which was filed as Appendix F and Appendix I, respectively, under
Conformed Submission Type N-14 8C, accession number 0001193125-14-443667, on December 16,
 2014.